UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2007

TEXAS UNITED BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-49928	75-2768656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 North Main Street, La Grange, Texas 78945

(Address of principal executive offices)

(979) 968-8451

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On January 31, 2007, in contemplation of the closing of the merger (the “Merger”) of Texas United Bancshares, Inc. (“Texas United”) with and into Prosperity Bancshares, Inc. (“Prosperity”), Texas United and L. Don Stricklin, the President and Chief Executive Officer of Texas United, entered into a Termination and Release Agreement (the “Stricklin Agreement”) which terminates an earlier employment agreement between Texas United and Mr. Stricklin dated January 30, 2006, as amended (the “Prior Stricklin Agreement”). The Stricklin Agreement acknowledges the payment of a lump-sum change in control payment of $6,300,000 in lieu of any change of control payments due to Mr. Stricklin under the Prior Stricklin Agreement and a lump-sum payment of $1,992,960 with respect to the applicable excise tax payment in accordance with that agreement, and terminates the Prior Stricklin Agreement as of January 31, 2007. On January 31, 2007, in contemplation of the closing of the Merger, Texas United also agreed to pay Mr. Stricklin a bonus of $600,000 plus an amount necessary to cover any excise taxes on such amount.

On January 31, 2007, Mr. Stricklin entered into a Non-Competition, Non-Solicitation and Confidentiality Agreement with Texas United and Prosperity (the “Non-Competition Agreement”). The Non-Competition Agreement provides for a two-year non-competition period and a five-year non-solicitation period, in exchange for two annual payments of $65,000 in lieu of an employment agreement with Prosperity.

On January 31, 2007, in contemplation of the closing of the merger (the “Merger”) of Texas United Bancshares, Inc. (“Texas United”) with and into Prosperity Bancshares, Inc. (“Prosperity”), Texas United, Prosperity Bank and Dayna McElreath, the President of the Mortgage Division of State Bank, a subsidiary of Texas United, entered into a Termination of Employment and Non-Competition Agreement (the “McElreath Agreement”) which terminates an earlier agreement among Texas United, Prosperity Bank and Ms. McElreath dated July 18, 2006 (the “Prior McElreath Agreement”).

The McElreath Agreement provides that in consideration of the termination of the Prior McElreath Agreement, Ms McElreath will be entitled to a payment of $250,000 subject to the closing of the Merger, payable at the completion of the duties and responsibilities assumed by Prosperity Bank under the terms of an Iterim Servicing Agreement between TIB-The Independent Bankers Bank and State Bank, which completion is expected to occur on or about March 31, 2007.

On January 31, 2007, in contemplation of the closing of the Merger, Texas United and Riley C. Peveto, a director and Executive Vice President of Texas United, entered into a Termination and Release Agreement (the “Peveto Agreement”) which terminates Mr. Peveto’s employment with Texas United and provides that, pursuant to the employment agreement between Texas United and Mr. Peveto dated October 1, 2004 (the “Prior Peveto Agreement”), in connection with the change in control and in consideration of the termination of Mr. Peveto’s employment, Mr. Peveto will be entitled to a change in control payment of $825,000. Mr. Peveto’s non-competition and non-solicitation obligations under the Prior Peveto Agreement will continue for 12 months following the termination of employment.

8.01 Other Events.

In connection with the contemplated Merger, Texas United and Prosperity agreed that Texas United would divest certain types of loans. In the fourth quarter of 2006, State Bank sold a portfolio of Mortgage Service Rights, with a book value of $6.3 million, recognizing a gain of approximately $600 thousand. State Bank also sold a portfolio of Mortgage Loans, with a book value of $13.3 million, recognizing a loss of approximately $3.9 million. Texas United’s subsidiary banks collectively sold a portfolio of commercial loans, with a book value of $20.4 million, recognizing a loss of approximately $4.0 million.

In addition, Texas United has agreed to divest State Bank’s $42 million Working Capital Finance portfolio and three of the four subsidiary bank’s portfolio of Small Business Administration (“SBA”) loans, totaling approximately $30 million in loans. Texas United anticipates that these transactions will be consummated after the closing of its January 31, 2007 merger with Prosperity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS UNITED BANCSHARES, INC.

Dated: January 31, 2007	By:	/s/ Jeffrey A. Wilkinson
	Name:	Jeffrey A. Wilkinson
	Title:	Executive Vice President and Chief Financial Officer